Exhibit 99.1

Third Quarter 2019 Financial Results—Frequently Asked Questions

1.	What were some of the key drivers of the strong financial results in the third quarter of 2019?

(unaudited; $ in millions)	Q3’19	Q3’18	Q3’19 vs Q3’18 (ex-FX)
Total Net Revenues	$4,051	$3,911	4.3%
Gross Margin	84.2%	84.7%	(0.5)%
Operating Margin	(14.7)%	6.6%	(21.3)%
Non-GAAP Net Revenues	$4,026	$3,911	3.6%
Non-GAAP Gross Margin	84.2%	85.2%	(1.0)%
Non-GAAP Operating Margin	43.7%	48.7%	(5.0)%

•	In the third quarter 2019, on an ex-FX basis:

•	Non-GAAP Net revenues grew 3.6% to $4,026M versus prior year.

•	Core business* grew 9.1% on a GAAP basis to $3,654M and 8.3% on a non-GAAP basis to $3,629M

•	Core business accounted for approximately 90% of total Net revenues

•	Key growth drivers within our Core Business in the quarter were:

Product	Revenues ($M)	Q3 2019 Growth vs. PY (ex-FX)
Botox® Therapeutic	$526	6%
Botox® Cosmetic	$403	8%
Juvéderm® Collection	$280	7%
Vraylar®	$235	70%
Lo Loestrin®	$161	14%
Viibryd®/Fetzima®	$108	20%
Ozurdex®	$98	85%

•	Growth was partially offset by continued decline in brands facing loss of exclusivity and impact of the textured implant voluntary recall in 2Q19.

•	Non-GAAP gross margin declined 100bps to 84.2%, driven by two factors with about equal weight: 1) the impact of the textured implant voluntary recall, and 2) unfavorable product mix versus last year.

•

Non-GAAP operating margin of 43.7% versus 48.7% in the prior year was due to higher operating expenses, including higher R&D and SG&A spending to support key products and new product launches and advancement of late-stage new drug candidates in our pipeline.

*	Core business = Promoted Brands & Brands with Ongoing Exclusivity + Other Product Revenues & Other Revenues (See Table 1)

Please refer to the GAAP to non-GAAP reconciliation tables which can be found in our third quarter 2019 earnings press release which was filed with the SEC on November 5, 2019 and can be accessed at www.allergan.com

2.	What where some of the highlights from the key promoted brands in Q3’19, both in the medical aesthetics business and in the therapeutics business? And what were some of the headwinds?

•	We had a strong Q3’19 for several of our major brands (all growth rates are ex-FX vs. Q3’18):

•

Botox® was $929M and grew 7%. Global Botox® cosmetic was $403M and grew 8%. In the U.S., Botox® cosmetic was $238M and grew 10%; market trends and market share continue to be strong; demand for Botox® cosmetic resulted from extensive field force promotion, direct-to-consumer advertising, and our consumer loyalty program, Brilliant Distinctions, which has approximately one million new members in 2019. Global Botox® therapeutic was $526M and grew 6%. In the U.S., a new direct-to-consumer campaign for Botox® Chronic Migraine was launched in September 2019. We have observed minimal switching from Botox® to the injectable CGRP monoclonal antibodies.

•	Juvéderm® Collection was $280M and grew 7%. In the U.S. growth of 6% was impacted by timing of promotional programs.

•	Vraylar® was $235M and grew 70%. Growth was bolstered by approval in an additional indication of bipolar depression in May 2019.

•	Viibryd®/Fetzima® was $108M and grew 20%, positively impacted by the higher sales force promotion related to Vraylar.

•	Our international revenues grew 5% in Q3’19. Excluding the breast implant business, the international business grew 9% in Q3’19.

•	Some of our products faced headwinds in Q3’19. These included:

•	CoolSculpting® which grew 48% internationally, offset by a decline of 38% in the U.S. CoolTone™ for muscle toning is expected to launch in the fourth quarter of 2019.

•	The global breast implant business was $64M, a decline of 34% in Q3’19, due to the impact of the textured implant voluntary recall, which was announced on July 24, 2019.

3.	What are the key pipeline catalysts for the company over the next 12-18 months?

•	We expect four significant launches over the next twelve months.

Product	Indication	Expected Timing
Ubrogepant	Acute treatment of migraine; (oral CGRP)	FDA Action Date in December, 2019

CoolToneTM	Muscle toning system (as part of CoolSculpting® family)	Received FDA clearance on June 24, 2019. Launch expected in Q4’19

Bimatoprost SR	Drop less therapy for the reduction of intraocular pressure in patients with open angle glaucoma or ocular hypertension	FDA Action Date 1H’20

Abicipar	Wet age-related macular degeneration	FDA Action Date mid-2020 (U.S.)

Please refer to the GAAP to non-GAAP reconciliation tables which can be found in our third quarter 2019 earnings press release which was filed with the SEC on November 5, 2019 and can be accessed at www.allergan.com

4.

When do you expect entry of a generic Restasis? Despite having Restasis beyond the previously provided guidance of August 31st and increasing FY2019 net revenue guidance, why have you not increased FY’19 non-GAAP performance net income per share guidance?

•	We now expect Restasis® exclusivity through mid-November 2019.

•	Our FY’19 revenue guidance was increased to reflect ~2.5 additional months of Restasis® exclusivity as compared to prior guidance.

•	Apart from this ~2.5-month increase to Restasis® exclusivity, all other revenue movements, net, are aligned with previous revenue guidance.

•

As previously disclosed, we plan to reinvest the majority of Restasis® excess profits to help drive near- and intermediate-term topline growth, including increased spending behind key growth drivers in medical aesthetics, Vraylar® and new product readiness. As a result, we are maintaining guidance for non-GAAP Performance Net Income per share.

5.	Non-GAAP tax rate in 3Q’19 came in at 11.2% and was lower than expected. What drove the lower non-GAAP tax rate? How should we think about the tax rate for FY’19?

•

For FY 2019, we have guided to a tax rate to be in the range of 12.0% to 12.5%. The decrease in the 2019 effective tax rate is mostly due to an updated estimate of the 2019 earnings mix and additional benefits related to tax reform provisions.

•	In 3Q’19, the lower tax rate was driven by the adjustment needed to reflect the lower forecasted effective tax rate for the year.

6.	In the third quarter 2019 your cash flow from operations was quite high at $2.9B. What drove such an increase in operating cash flow? What should we assume for FY’19?

•

Cash flow from operations in the third quarter includes a one-time tax refund of $1.6 billion attributed to tax losses on impairments and dispositions of assets incurred in 2018 and carried back to offset taxes on capital gains in prior years.

•	Excluding this one-time refund; cash flow from operations was strong and in line with expectations at $1.3B for the quarter.

•

We increased our FY 2019 guidance range on cash flow from operations to $6,000 - $6,500M to reflect the one-time tax refund we obtained in the third quarter 2019 and the impact of the tentative Namenda settlement.

Please refer to the GAAP to non-GAAP reconciliation tables which can be found in our third quarter 2019 earnings press release which was filed with the SEC on November 5, 2019 and can be accessed at www.allergan.com

7.

Can you provide color on the status of the transaction with AbbVie? Any updates on your communications with the Federal Trade Commission on this transaction and on the potential divestiture of assets to satisfy regulatory concerns?

•	On October 14, 2019, Allergan shareholders voted to approve the previously announced proposed acquisition of Allergan by AbbVie.

•

Both companies received a Request for Additional Information and Documentary Material (Second Request) from the U.S. Federal Trade Commission. We continue to expect the transaction with AbbVie to close in early 2020, subject to customary closing conditions and regulatory approvals.

•	As previously mentioned and in connection with the proposed acquisition with AbbVie, we continue to work on the planned divestiture of brazikumab and ZENPEP® with the assistance of J.P. Morgan.

Forward-Looking Statement

Statements contained in this document that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective on existing trends and information as of the date of this release. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; the impact of uncertainty around timing of generic entry related to key products, including RESTASIS®, on our financial results; risks associated with divestitures, acquisitions, mergers and joint ventures; risks related to impairments; uncertainty associated with financial projections, projected debt reduction, projected cost reductions, projected synergies, restructurings, increased costs, and adverse tax consequences; difficulties or delays in manufacturing; risks related to the proposed transaction between AbbVie and Allergan, such as, but not limited to, failure to complete the possible transaction, failure to realize the expected benefits of the possible transaction, and general economic and business conditions affecting the combined company following the consummation of the possible transaction; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2018 and Allergan’s Quarterly Report on Form 10-Q for the period ended June 30, 2019. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

Please refer to the GAAP to non-GAAP reconciliation tables which can be found in our third quarter 2019 earnings press release which was filed with the SEC on November 5, 2019 and can be accessed at www.allergan.com

Statements Required by the Irish Takeover Rules

The non-GAAP performance net income per share guidance for the twelve months ending December 31, 2019 of >$16.55 represents a “profit forecast” for the purposes of the Irish Takeover Rules (the “Allergan Profit Forecast”). The basis of preparation of the Allergan Profit Forecast and the principal assumptions upon which the Allergan Profit Forecast is based are set out on pages 213 to 215 of the proxy statement sent to Allergan shareholders on or around September 16, 2019, a copy of which is available on Allergan’s website, www.allergan.com. The reports on the Allergan Profit Forecast, as required by Rule 28.3 of the Irish Takeover Rules, have been prepared by (i) PricewaterhouseCoopers Ireland and (ii) J.P. Morgan Securities LLC. Copies of those reports have previously been mailed to Allergan shareholders with the abovementioned proxy statement and are also available on Allergan’s website, www.allergan.com.

Except as described immediately above, no statement in this press release is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Allergan. No statement in this press release constitutes an asset valuation.

The directors of Allergan accept responsibility for the information contained in this press release. To the best of the knowledge and belief of the directors of Allergan (who have taken all reasonable care to ensure that such is the case), the information contained in this press release is in accordance with the facts and does not omit anything likely to affect the import of such information.

Any holder of 1% or more of any class of relevant securities of Allergan may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2013.

Please refer to the GAAP to non-GAAP reconciliation tables which can be found in our third quarter 2019 earnings press release which was filed with the SEC on November 5, 2019 and can be accessed at www.allergan.com

TABLE 1

ALLERGAN PLC

NON GAAP NET REVENUES TOP GLOBAL PRODUCTS

(Unaudited; in millions)

	Three Months Ended September 30, 2019					Three Months Ended September 30, 2018					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	Global Change	Global Change Percentage
Botox®	$669.2	$—	$259.5		928.7	$623.4	$—	$256.3		$879.7	$49.0	5.6%
Juvederm® Collection	134.8	—	144.7		279.5	127.2	—	138.6		265.8	13.7	5.2%
Linzess® /Constella®	—	214.7	6.7		221.4	—	204.8	5.7		210.5	10.9	5.2%
Lumigan® /Ganfort®	67.5	—	89.7		157.2	78.0	—	94.8		172.8	(15.6)	-9.0%
Bystolic® /Byvalson®	—	152.2	0.6		152.8	—	151.2	0.5		151.7	1.1	0.7%
Alphagan® /Combigan®	90.9	—	40.4		131.3	95.4	—	40.5		135.9	(4.6)	-3.4%
Eye Drops	62.0	—	63.8		125.8	54.8	—	66.8		121.6	4.2	3.5%
Lo Loestrin®	—	161.4	—		161.4	—	141.5	—		141.5	19.9	14.1%
Breast Implants	58.5	—	5.7		64.2	58.2	—	35.6		93.8	(29.6)	-31.6%
Viibryd® /Fetzima®	—	105.1	3.0		108.1	—	88.5	1.8		90.3	17.8	19.7%
Alloderm®	95.0	—	2.1		97.1	105.8	—	1.0		106.8	(9.7)	-9.1%
Vraylar®	—	234.6	—		234.6	—	138.0	—		138.0	96.6	70.0%
Coolsculpting® Consumables	40.4	—	21.6		62.0	55.5	—	14.2		69.7	(7.7)	-11.0%
Ozurdex ®	33.7	—	63.8		97.5	28.6	—	25.8		54.4	43.1	79.2%
Carafate ® /Sulcrate ®	—	55.1	0.8		55.9	—	53.4	0.7		54.1	1.8	3.3%
Zenpep®	—	74.2	0.7		74.9	—	62.1	—		62.1	12.8	20.6%
Coolsculpting® Systems & Add On Applicators	12.6	—	11.4		24.0	29.4	—	8.3		37.7	(13.7)	-36.3%
Viberzi®	—	50.1	0.6		50.7	—	46.8	0.3		47.1	3.6	7.6%
Namzaric®	—	22.4	—		22.4	—	28.0	—		28.0	(5.6)	-20.0%
Teflaro®	—	38.4	2.1		40.5	—	33.4	0.0		33.4	7.1	21.3%
Dalvance®	—	23.2	1.4		24.6	—	9.2	—		9.2	15.4	167.4%
Avycaz®	—	29.6	—		29.6	—	24.7	—		24.7	4.9	19.8%
Kybella® /Belkyra®	5.3	—	0.3		5.6	5.2	—	1.6		6.8	(1.2)	-17.6%
Other Regenerative Medicine	25.8	—	2.2		28.0	27.6	—	2.3		29.9	(1.9)	-6.4%
Other Promoted Products	8.4	—	4.1		12.5	5.5	—	4.1		9.6	2.9	30.2%

Total Promoted Brands & Brands with Ongoing Exclusivity	1,304.1	1,161.0	725.2		3,190.3	1,294.6	981.6	698.9		2,975.1	215.2	7.2%

Restasis®	286.8	—	9.2		296.0	298.0	—	13.6		311.6	(15.6)	-5.0%
Asacol® /Delzicol®	—	11.9	7.2		19.1	—	32.1	10.9		43.0	(23.9)	-55.6%
Rapaflo®	5.2	—	1.5		6.7	20.5	—	1.8		22.3	(15.6)	-70.0%
Canasa® /Salofalk®	—	5.8	4.4		10.2	—	46.8	4.4		51.2	(41.0)	-80.1%
Saphris	—	34.5	—		34.5	—	36.4	—		36.4	(1.9)	-5.2%
Other LOE/ Risk	—	14.5	—		14.5	—	31.7	—		31.7	(17.2)	-54.3%
Total LOE/Risk	292.0	66.7	22.3		381.0	318.5	147.0	30.7		496.2	(115.2)	-23.2%
Aczone®	3.4	—	—		3.4	17.4	—	0.1		17.5	(14.1)	-80.6%
Other Divested	12.0	—	0.2		12.2	17.8	5.2	0.2		23.2	(11.0)	-47.4%
Total Divested	15.4	—	0.2		15.6	35.2	5.2	0.3		40.7	(25.1)	-61.7%

Total Brands facing LOE Risk/Divested	307.4	66.7	22.5		396.6	353.7	152.2	31.0		536.9	(140.3)	-26.1%

Skincare	36.1	—	4.0		40.1	32.2	—	3.7		35.9	4.2	11.7%
Liletta®	—	19.9	—		19.9	—	12.7	—		12.7	7.2	56.7%
Armour Thyroid	—	54.4	—		54.4	—	48.0	—		48.0	6.4	13.3%
Savella®	—	24.0	—		24.0	—	22.4	—		22.4	1.6	7.1%
Other Products Revenues & Other	23.2	192.6	83.4	1.2	300.4	25.7	164.4	88.0	2.3	280.4	20.0	7.1%

Total Other Revenues	59.3	290.9	87.4	1.2	438.8	57.9	247.5	91.7	2.3	399.4	39.4	9.9%

Total Net Revenues	$1,670.8	$1,518.6	$835.1	$1.2	4,025.7	$1,706.2	$1,381.3	$821.6	$2.3	3,911.4	$114.3	2.9%

Note: Core business is defined as Promoted Brands & Brands with Ongoing Exclusivity + Other Product Revenues & Other

Please refer to the GAAP to non-GAAP reconciliation tables which can be found in our third quarter 2019 earnings press release which was filed with the SEC on November 5, 2019 and can be accessed at www.allergan.com